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Exhibit 10.19

SEVERANCE AGREEMENT AND RELEASE OF CLAIMS

        This Severance Agreement and Release of Claims ("Agreement") is entered into by and between Christine Bucklin ("Employee"), and Internet Brands, Inc. ("IB" or the "Company") (collectively, the "Parties"), on April 6, 2007 (the "Effective Date").

        WHEREAS, Employee was employed by IB as Chief Operating Officer;

        WHEREAS, IB and Employee are parties to a Severance Payment Agreement that provides for certain monies to be paid to Employee upon termination of her employment with IB, provided said termination is without cause;

        WHEREAS, on December 6, 1999, IB and Employee entered into an Employment, Confidential Information, And Invention Assignment Agreement attached hereto as Exhibit A, in which Employee, among other things, agreed to maintain the confidentiality of IB's confidential information and to refrain from solicitation of IB's employees for a period of 12-months following Employee's termination of employment with IB;

        WHEREAS, IB terminated Employee's employment effective March 9, 2007;

        WHEREAS, a good faith dispute has arisen between IB and Employee regarding the applicability of the Severance Payment Agreement to Employee's termination; and

        WHEREAS, IB wishes to lessen any financial hardship occasioned by Employee's termination and to settle fully and finally now all actual or potential differences between IB and Employee regarding Employee's employment and the termination of Employee's employment with IB. In addition, IB wishes to continue to safeguard its proprietary and confidential information;

        THEREFORE, in consideration of the promises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, the Parties agree as follows:

        1.    Severance Payment.    In consideration for Employee's (a) release of any and all claims she may have against the Company, if any, and (b) adherence to each of the terms and conditions of this Agreement, and provided that Employee has signed this Agreement and has not later revoked it, the Parties agree as follows:

          a)    Severance Payment.    After the date on which Employee has signed this Agreement and returned it to the Company, and provided that Employee has not revoked this Agreement pursuant to Section 1p, below, the Company agrees to deliver to Employee payments totaling Two-hundred and Twenty-eight thousand and Three-hundred and Ninety dollars ($228,390.00) as follows:

            (1)    Initial Payments.    Within twelve (12) days after Employee has signed this Agreement and returned it to the Company, the Company shall issue two checks to Employee, as follows: (i) one check in the amount of One-hundred and Twenty-nine thousand, Nine-hundred and Seventy-five dollars ($129,975) in wages, including bonuses, less all legally required withholdings and authorized deductions ("Initial Wages and Bonus Payment"); and (ii) one check in the amount of Forty-six thousand dollars ($46,000)(the "Finders Fees") for finders fees earned as an independent consultant as described in section 1b below (collectively, the "Initial Payments"). Prior to the withholding of taxes from the payment amount in section 1a(1)(i), the Company shall deduct $11,900 from this check and place it in Employee's 401k account on behalf of Employee. Prior to the monies being deducted and placed in Employee's 401k account, Employee shall execute a 401k Enrollment/Change Form reflecting the change in Employee's 401k contribution election.

            (2)    Installment Payments.    The Company shall issue five (5) checks to Employee in the amount of Ten-thousand dollars ($10,000) each on the last business days of April, May, June, July, and August 2007, respectively (collectively, the "Installment Payments") for transition services during such periods as an independent consultant as described in Section 1(b) below; and

            (3)    Insurance Premium & Expense Reimbursement.    Concurrent with the tender of the Initial Payments, the Company shall issue Employee a check in the amount of $2,415 representing (1) $1,873 for nine months of premiums for Employee's life and accidental death and disability insurance, and nine months of the Company's contributions to Employee's dental and vision insurance for which Employee is selecting continuation of coverage under COBRA; and (2) $542 for reimbursement for a business expense incurred by Employee on March 6, 2007.

          b)    Consulting and Transition Services.    In consideration for independent consulting services provided by Employee in relation to the acquisition of two websites, Company has agreed to pay the Finders Fees as part of the Initial Payments. In further consideration for the Installment Payments to which Employee agrees she would not otherwise be entitled but for this Agreement, Employee shall make herself reasonably available and shall exercise reasonable efforts to respond diligently to inquiries by or on behalf of the Company related to the business of the Company (the "Transition Assistance"). The Company shall pay Employee, at a rate of $150 per hour, for all time expended by Employee at Company's request and prior authorization in connection with Transition Assistance other than time incurred in responding to telephonic or written inquiries that are addressed by Employee in twenty minutes or less ("Brief Inquiries"), provided that Brief Inquiries do not to exceed one hour in the aggregate on any given day (the "Transition Fees"). Nothing herein is intended to create an employment relationship between the Company and Employee.

          c)    Tax Reporting and No Tax Advice.    The Company shall issue to Employee a W-2 with respect to the portion of Initial Wages and Bonuses Payment, and a 1099 to Employee for the Finders Fees and Installment Payments paid to Employee. Employee agrees that the foregoing payments shall constitute the entire amount of monetary consideration provided to her under this Agreement, and for all monies allegedly owed for wages earned and penalties, restitution, and/or interest and that she is not entitled to and will not seek any further compensation of any kind either monetary or otherwise for any other claimed damage, costs or attorneys' fees in connection with the matters encompassed in this Agreement. Employee acknowledges and agrees that IB and its counsel have not made representations to her regarding the tax consequences of any amounts received by her pursuant to this Agreement. Employee agrees to pay federal and/or state taxes, if any, which are required by law to be paid by Employee with respect to the payments received under this Agreement.

          d)    Employee's Job Title.    Until April 15, 2007, the Company shall continue to reflect on its website Internetbrands.com, that Employee is the Chief Operating Officer of the Company.

          e)    Stock Options.    The Parties acknowledge that Employee has 60,500 vested stock options with the Company. Any other stock options Employee may have had with the Company at the date of her termination were forfeited as unvested upon Employee's termination with the Company.

          f)    Use of Company Communications Medium:    Until May 31, 2007, Employee shall continue to have access to the Company e-mail addresses assigned to Employee during her employment, through which Employee may send and receive e-mail messages, provided that such use is in compliance with the Company's electronic communications policy. The Company also shall continue to pay for Employee's cellular phone service until May 31, 2007, up to the preexisting limits related to Employee's use thereof, and thereafter shall take such steps as are necessary to facilitate Employee, if Employee elects to do so, acquiring the right to continue using, for her personal account, the same cellular telephone number she has been using as an employee of the Company. Until May 31, 2007, the Company will exercise reasonable efforts to retrieve voice mail messages left on Employee's former telephone voice mail with the Company, and Employee may telephone Jacki Redeker at (310) 280-4354 to retrieve such messages.

          g)    No Other Compensation or Benefits.    Except as provided in this Agreement, Employee shall not be entitled to receive any other compensation or benefits of any sort from the Company, its affiliates, or their officers, directors, employees, agents, insurance companies, attorneys, shareholders, or subsidiaries for, without limitation, salary, vacation, bonuses, stock, stock options, health care continuation coverage or any other compensation or benefits.

          h)    No Claims or Lawsuits.    Employee represents that she has not filed or asserted any complaints, claims, or actions against IB and its parent companies, subsidiaries, divisions, affiliates, joint venturers, predecessors, successors, and their past and present officers, directors, shareholders, owners, assigns, agents, employees, attorneys, representatives, insurers, reinsurers, including, but not limited to Idealab (collectively referred to herein as "IB Released Parties") with any state, federal, or local governmental agency or court or arbitrator arising out of or relating to any act or omission that occurred prior to Employee's execution of this Agreement ("IB Prior Conduct Action") and that she will not file or assert any IB Prior Conduct Action at any time hereafter, and that if any agency, court, or arbitrator assumes jurisdiction of any such complaint, claim, or action against IB Released Parties, Employee will direct that agency, court, or arbitrator to withdraw from or dismiss with prejudice the matter. IB represents that it has not filed or asserted any complaints, claims, or actions against Employee, her spouse, heirs, and/or attorneys ("Employee Released Parties") with any state, federal, or local governmental agency or court or arbitrator arising out of or relating to any act or omission that occurred prior to IB's execution of this Agreement ("Employee Prior Conduct Action"), and that it will not file or assert any Employee Prior Conduct Action at any time hereafter, and that if any agency, court, or arbitrator assumes jurisdiction of any such complaint, claim, or action against Employee Released Parties, IB will direct that agency, court, or arbitrator to withdraw from or dismiss with prejudice the matter.

          i)    No Assistance.    Employee understands that if this Agreement were not signed, she would have the right to voluntarily assist other individuals or entities in bringing claims against the Company. Employee further understands and agrees that she waives such right and she shall not aid or assist others in their pursuit of claims against the Company unless (1) Employee is required to provide such assistance pursuant to a court order, valid subpoena or other legal process, or (2) Employee's assistance is sought by the EEOC or any other federal, state or local governmental entity.

          j)    No Admission.    This Agreement and compliance with this Agreement shall not be construed as an admission by the Parties of any liability whatsoever, or as an admission by the Parties of any violation of the rights of the other or any person, or any violation of any order, law, statute, duty, or contract whatsoever against the other Party. The Parties specifically deny and disclaim any liability to the other or any other person for any alleged violation of the rights of Employee, the Company, or any person, or for any alleged violation of any order, law, statute, duty, or contract on the part of the Parties, or either of them, including the Company's employees or agents or affiliated entities or their employees or agents.

          k)    No Future Employment and Limitation on Board Contact.    Employee agrees that in the future, IB and its parent companies, subsidiaries and divisions (collectively, "IB Entities") are entitled to reject, with or without cause, any application for employment or agreement for independent contractor status with IB Entities made by Employee. Employee further agrees that any rejection of any application or offer made to IB Entities by Employee is not for discriminatory or any other illegal purpose. Employee further agrees to refrain from contacting the Company's board of directors regarding her employment, the separation of her employment, or the terms thereof except to the extent that such contact relates to her interest as a shareholder of IB or to her actual or prospective future employment, or is in response to a request for information solicited by a member of the board of directors.

          l)    Employment Verification.    Should Employee wish to provide to any current or future employer(s) verification of her prior employment with the Company, she shall arrange for a request for confirmation to be submitted directly to IB's Vice-President, Human Resources, who will then only verify Employee's dates of employment with IB, position held, final salary, and the fact that Employee was eligible throughout her employment for a performance bonus. Concurrent with its execution of this Agreement, the Company shall provide to Employee a letter of introduction, in the form of Exhibit B hereto, executed on IB letterhead by Robert Brisco in his capacity as Chief Executive Officer. The Company agrees that in response to any request for a reference concerning Employee that is received by Mr. Brisco, Mr. Brisco will provide no information, in writing or orally, that contradicts, in substance, the information contained in Exhibit B.

          m)    Rights Under Promissory Note Survive.    Employee's Promissory Note with the Company, executed on November 20, 2003 (the "Promissory Note"), shall remain outstanding and self-executing in accordance with its terms. No release contained herein shall extinguish or limit the Parties' rights to enforce their respective rights pursuant to the terms of the Promissory Note.

          n)    Employee's Release of IB Released Parties.    As a material inducement for IB to enter into this Agreement, and except with respect to any executory obligation of IB set forth in this Agreement, and except as set forth in section 1m above, Employee hereby waives all rights under section 1542 of the California Civil Code with respect to IB Released Parties, which section Employee acknowledges has been fully explained to her by her attorneys and which she fully understands. Section 1542 provides as follows:

    A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

          Notwithstanding the provisions of Section 1542 of the California Civil Code, as a material inducement for IB Released Parties to enter into this Agreement, except with respect to any executory obligation of IB set forth in this Agreement, and except as set forth in section 1m above, Employee hereby irrevocably and unconditionally cancels, terminates, abrogates, discharges, waives, fully releases and forever discharges IB Released Parties from any and all claims, debts, liabilities, demands, obligations, guarantees, costs, expenses, attorneys' fees, damages, action or causes of action of any kind, whether known or unknown including any claims for relief, charges, complaints, causes of action, disputes, liens, demands, damages, costs and liabilities of any nature whatsoever, known or unknown, suspected or unsuspected, which she at any time heretofore had or claimed to have had or which she may have or claim to have regarding events that have occurred as of the date of this Agreement, arising out of or relating in any way to Employee's hiring by, employment with, or separation of employment from IB Released Parties, or otherwise relating to Employee's interactions, involvement or employment with IB Released Parties, from the beginning of time through the Effective Date. This release specifically extends to, without limitation, claims or causes of action arising from or related to breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, retaliation, discrimination, harassment, wrongful termination, infliction of emotional distress, loss of future earnings or profits, and claims under the California Constitution, any other applicable State Constitution, the United States Constitution, and applicable state and federal fair employment laws, federal equal employment opportunity laws, and federal and state labor statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Worker Adjustment Retraining and Notification Act of 1988, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Employee Retirement Income Security Act of 1974, as amended, the California Fair Employment and Housing Act, as amended, the California Business and Professions Code, as amended, the California Labor Code, as amended, and all other applicable state and federal laws. Employee acknowledges and agrees that to the extent not previously paid, the Severance Payment compensates her for all wages and all other monies due and owing to her arising from her employment with IB, including payment for all hours worked, any penalties and/or interest owed, and that she otherwise has been paid for all accrued leave and vacation time. However, notwithstanding the foregoing, nothing in this Agreement shall be construed to waive any right that is not subject to waiver by private agreement, including without limitation any claims arising under state unemployment insurance or workers compensation laws or California Labor Code section 2802.

          o)    Nothing in this Agreement shall affect the EEOC's rights and responsibilities to enforce the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, or any other applicable law, nor shall anything in this Agreement be construed as a basis for interfering with Employee's protected right to file a timely charge with, or participate in an investigation or proceeding conducted by, the EEOC, or any other state, federal or local government entity; provided, however, if the EEOC or any other state, federal or local government entity commences an investigation on Employee's behalf, Employee specifically waives and releases her right, if any, to recover any monetary or other benefits of any sort whatsoever arising from any such investigation or otherwise, nor will Employee seek or accept reinstatement to her former position with IB.

          p)    Review and Revocation Period.

            (1)   Employee acknowledges that IB has advised her that she may consult with an attorney of her choosing prior to signing this Agreement and that she has no less than twenty-one (21) days during which to consider the provisions of this Agreement, although she may sign and return it sooner.

            (2)   Employee has carefully read and fully understands all of the provisions of this Agreement, which is written in a manner that she clearly understands.

            (3)   Employee is, through this Agreement, releasing IB Released Parties from any and all claims she may have against IB Released Parties arising before the execution of this Agreement.

            (4)   Employee knowingly and voluntarily agrees to all of the terms in this Agreement.

            (5)   Employee knowingly and voluntarily intends to be legally bound by this Agreement.

            (6)   Employee was advised and hereby is advised in writing to consider the terms of this Agreement and consult with an attorney of her choice prior to signing this Agreement.

            (7)   Employee understands that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §§ 621-634) that may arise after the date this Agreement is signed, are not waived.

            (8)   Employee understands that she has a period of seven (7) calendar days after the date that she signs this Agreement to revoke her acceptance of the terms of this Agreement by delivering a written notification in person, by messenger, by Federal Express, or by facsimile addressed to Internet Brands, Inc. c/o Lynn Tokeshi, 909 N. Sepulveda Blvd., 11th Floor, El Segundo, CA 90245; facsimile (310) 280-4752.

          q)    IB's Release of Employee Released Parties.    As a material inducement for Employee to enter into this Agreement, and except as set forth in section 1m above, IB hereby waives all rights under section 1542 of the California Civil Code with respect to Employee Released Parties, which section IB acknowledges has been fully explained to it by its attorneys and which it fully understands. Section 1542 provides as follows:

    A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

          Notwithstanding the provisions of Section 1542 of the California Civil Code, as a material inducement for Employee to enter into this Agreement, and except as set forth in section 1m above, IB hereby irrevocably and unconditionally cancels, terminates, abrogates, discharges, waives, fully releases and forever discharges Employee Released Parties from any and all claims, debts, liabilities, demands, obligations, guarantees, costs, expenses, attorneys' fees, damages, action or causes of action of any kind, whether known or unknown including any claims for relief, charges, complaints, causes of action, disputes, liens, demands, damages, costs and liabilities of any nature whatsoever, known or unknown, suspected or unsuspected, which they, at any time heretofore had or claimed to have had or which they may have or claim to have regarding events that have occurred as of the date of this Agreement, matters, including, but not limited to, claims or causes of action for misrepresentation, breach of contract, conversion, defamation, slander, and libel, from the beginning of time through the Effective Date.

        2.    Confidentiality.    Employee and her attorneys will keep completely confidential and will not disclose to any person or entity the amount or terms of the Parties' settlement, this Agreement, previous settlement negotiations or any understandings, agreements, provisions or information contained herein except as required or authorized by law or pursuant to court order. However, Employee may disclose this Agreement and its terms in her tax returns and to her accountants, tax advisors, attorneys and spouse. Employee agrees to inform anyone to whom disclosure is permitted under this Agreement of the existence of this Confidentiality Agreement and they must agree to be bound by these confidentiality provisions. Notwithstanding the foregoing, Employee may disclose this Agreement and all its terms to the extent necessary to prosecute or defend any action related to either Party's rights or obligations under this Agreement, and such disclosure shall not be deemed a breach of this paragraph 2 or any other provision of this Agreement.

        3.    Liquidated Damages re Confidentiality.    The Parties agree that it would be impossible, impractical or extremely difficult to fix the actual damages suffered by reason of a breach of paragraph 2 above, and accordingly hereby agree that five thousand dollars ($5,000) shall be presumed to be the amount of damages sustained by reason of each such breach by Employee that is found, by clear and convincing evidence and pursuant to the terms and conditions of paragraph 10 herein, to have occurred, without prejudice to the right of IB to also seek injunctive or other equitable relief.

        4.    Non-Disparagement.    The Parties agree that they will not make any derogatory statements, either oral or written, or otherwise disparage each other, their products, employees, services, work and/or employment, and will take all reasonable steps to prevent others from making derogatory or disparaging statements on their behalf. The Parties further agree that neither shall disclose her or its obligation of non-disparagement under this Agreement.

        5.    Liquidated Damages re Non-Disparagement.    The Parties agree that it would be impossible, impractical or extremely difficult to fix the actual damages suffered by reason of a breach of paragraph 4 above, and accordingly hereby agree that five thousand dollars ($5,000) shall be presumed to be the amount of damages sustained by reason of each such breach by the other that is found, by clear and convincing evidence and pursuant to the terms and conditions of paragraph 10 herein, to have occurred, without prejudice to the right any Party to also seek injunctive or other equitable relief.

        6.    Return Of Company Property.    Immediately upon the Effective Date, Employee shall return to IB, unless expressly excluded under this paragraph 6, all of its property, equipment, credit cards, documents, records, lists, files and any and all other IB materials including, without limitation, computerized or electronic information that is in Employee's possession as of the Effective Date (the "Company Property"). The Company Property shall be delivered to IB at its offices in El Segundo, California (or at such other reasonable location designated by IB). Employee shall not retain any Company Property other than the laptop computer, cellular telephone and related accessories used by Employee during her employment at the Company, the ownership of which the Company hereby conveys to Employee.

        7.    Binding on Assigns.    This Agreement is binding upon and inures to the benefit of the respective heirs, successors, assigns, personal representatives, executors and administrators of Employee and IB.

        8.    No Assignments.    Employee warrants and represents that she has not assigned or transferred any of Employee's Claims in whole or in part to any other person or entity.

        9.    Integration.    This instrument contains the entire agreement between the Parties relating to the rights herein granted and the obligations herein assumed and supersedes any previous negotiations, agreements or understandings of any kind relating to the subject matter hereof. Any oral representations or modifications concerning this instrument will be of no force or effect. Any representation not expressly contained in this Agreement was not material to any Party's decision to enter into this Agreement. This Agreement can be modified only in the form of a writing signed by the Parties hereto and specifically identified as an amendment to this Agreement.

        10.    Interpretation.    This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against either of the Parties. This Agreement is entered into in California, shall be enforceable in California Superior Court in the County of Los Angeles and shall be governed by the laws of the State of California. In any legal action brought by either Party hereto to enforce, or for breach of, any provision of this Agreement, the prevailing party shall be entitled to recover her or its costs and expenses incurred in prosecuting and or defending such action and any appeal thereof, including, but not limited to, reasonable attorneys' fees.

        11.    Severability.    If any terms or provisions of this Agreement are determined to be invalid or unenforceable by a court of law of competent jurisdiction, the Parties hereto agree that such a determination will not affect the validity or enforceability of the remaining terms and provisions of this Agreement, which will remain in full force and effect.

        12.    Counterparts.    This Agreement may be executed in two or more counterparts, transmitted via facsimile in a pdf via e-mail, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

        Having read the foregoing, having fully understood and agreed to the terms and provisions of this Agreement including Exhibits A and B hereto, having been advised by independent legal counsel and intending to be bound hereby, the Parties voluntarily and of their own free will execute this Agreement as follows:

PLEASE READ CAREFULLY. THIS SETTLEMENT AGREEMENT AND RELEASE OF CLAIMS INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

DATED:	4-9-07	By	/s/ CHRISTINE B. BUCKLIN CHRISTINE BUCKLIN
[Signatures continued on following page]

Approved as to form:		KELLMAN HOFFER LLP
DATED:	4-9-07	By	/s/ BARRY KELLMAN BARRY KELLMAN Attorneys for CHRISTINE BUCKLIN
INTERNET BRANDS, INC.
DATED:		By	B. LYNN WALSH, Exec. VP And General Counsel, INTERNET BRANDS, INC.
Approved as to form:		LITTLER MENDELSON P.C.
DATED:		By	STEVEN A. GROODE Attorneys for INTERNET BRANDS, INC.

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  Exhibit 10.19
SEVERANCE AGREEMENT AND RELEASE OF CLAIMS